Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED UNDER
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares and the Articles of Association of Constellium SE (“Constellium SE” or the “Company”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s Articles of Association, which are incorporated by reference as Exhibit 3.1 of the Company’s Annual Report on Form 10-K to which this description is also an exhibit. The Company encourages you to read the Company’s Articles of Association carefully.

As of December 31, 2025, Constellium SE had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, nominal value €0.02 per share	CSTM	New York Stock Exchange
General
On June 28, 2019, Constellium N.V. converted its corporate form from a Dutch public limited liability company (Naamloze Vennootschap) into a Societas Europaea (SE) and changed its name to Constellium SE, with its head office remaining in Amsterdam, the Netherlands. On December 12, 2019, Constellium SE completed its re-domicile and the relocation of its head office to Paris, France (the “Transfer”). Effective as of December 12, 2019, the Company’s articles of association were amended by means of a deed of amendment to reflect the Company’s re-domicile to Paris, France (as further amended from time to time, the “Articles of Association”).
The Company’s number with the Paris Trade and Companies Register is 831 763 743. According to article 3 of the Articles of Association, the object of the Company, directly or indirectly, in any form, in France and in all countries, is:
•to incorporate, to participate in, to finance, to collaborate with, to manage, to supervise businesses, companies and other enterprises and to provide advice and other services;
•to acquire, use and/or assign industrial and intellectual property rights and real property;
•to finance and/or acquire companies and any businesses;
•to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness, as well as to enter into agreements in connection with the aforementioned activities;
•to invest funds;
•to provide guarantees and security for debts of legal persons or of other companies with which the Company is affiliated in a Group or for the debts of third parties; and
•to undertake all that which is connected to the foregoing or in furtherance thereof, all of the above being understood in the broadest sense of the words.
Outstanding Capital Stock
As of December 31, 2025, the Company’s issued and paid-up share capital amounted to €2,936,397.68 consisting of 146,819,884 ordinary shares, each with a nominal value of €0.02, all of the same class, out of which 135,424,702 were outstanding and 11,395,182 were treasury shares.
French law does not recognize the concept of authorized capital, and any capital increase must be expressly authorized at an extraordinary shareholders’ meeting of the Company (including by way of delegation granted to the Board of Directors).

Each ordinary share is entitled to one vote, except for treasury shares which do not have voting rights.
Form of Shares
Pursuant to the Articles of Association, our ordinary shares are available in the form of an entry in a share register without issuance of a share certificate, and may be registered either on the U.S. register (the “U.S. Register”) maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”), or on accounts maintained in France in accordance with French requirements (such accounts being collectively referred to as the “French Register”).
The U.S. Register
Shares registered on the U.S. Register are held either in the name of Cede & Co., acting on behalf of the Depositary Trust Company (“DTC”), or directly in the name of shareholders. Only shares registered on the U.S. Register in the name of Cede & Co., for which DTC maintains ownership records, are eligible for direct trading on the New York Stock Exchange (the “NYSE”). Shares that are held directly in the name of shareholders may be moved to banks or brokers in order to access trading on the NYSE. Shares registered on the U.S. Register are in bearer (“au porteur”) form for purposes of French law.
The ordinary shares of Constellium SE are admitted to the operations of the central depositary Euroclear France. Uptevia (formerly CACEIS Corporate Trust) acts in France as registered intermediary (“intermédiaire inscrit”) for the account of the owners of the shares registered on the U.S. Register in accordance with articles L. 228-1 et seq. of the French Commercial Code.
The French Register
Shares registered on the French Register may be in “au nominatif” form (i.e., registered on an account maintained by or on behalf of the Company) or in “au porteur” form (i.e., registered on an account maintained by an authorized intermediary in accordance with Article L. 211-3 of the French code monétaire et financier to comply with French requirements). With respect to shares held in “au nominatif” form, each shareholder may elect to give instructions directly to the issuer or its agent (“au nominatif pur”) or through an authorized intermediary with which it has opened a securities account (“nominatif administré”). The accounts on which shares are held in any such forms (“nominatif pur,” “nominatif administré,” “au porteur”) are collectively referred to as the French Register.
Each shareholder has the option to have its shares registered on the U.S. Register or on the French Register and, in the latter case, to have its shares held in “au nominatif” or in “au porteur” form.
Any shareholder seeking to transfer its shares from one register to another will have to give proper instructions, at its own cost, to its broker or the Company, as the case may be.
Restrictions on Share Transfer and Ownership
Our ordinary shares are freely transferable except as otherwise restricted under U.S. or other applicable laws, which may include securities laws, antitrust laws or laws restricting foreign investment. Under current French laws and regulations related to foreign investments, the acquisition, directly or indirectly, of 25% or more of the voting rights of a French company by a non-French investor, or a French investor domiciled outside of France or controlled by one of the former, is subject to prior approval of the French Ministry of the Economy, if the company is involved, even occasionally, in activities which may impact public order, public security or national defense interests. Certain activities of certain French subsidiaries of Constellium SE may qualify as such activities and, therefore, the acquisition, directly or indirectly, of 25% or more of the voting rights of Constellium SE may require such prior approval.
Issuance of Ordinary Shares
As indicated under “Form of Shares” above, our shares may be held in either registered (“au nominatif”) or bearer (“au porteur”) form, at the shareholder’s discretion.
Shares must be issued for a subscription price at least equal to their nominal value, which must be fully paid unless otherwise agreed. Shares paid in cash must be paid up to at least 25% of their nominal value and, as the case may be, the whole of any issue premium at the time of issuance.

In order to be traded on the NYSE, shares must be held through a participant in the system managed by DTC. To that end, shares that are DTC-eligible are recorded in the U.S. Register maintained by Computershare. The U.S. Register includes all shares traded on the NYSE as well as the shares registered directly in the name of a shareholder on this U.S. Register.
Shares recorded in the U.S. Register are in bearer (“au porteur”) form, meaning that a registered intermediary for the account of our beneficial owners (the “French Intermediary”) is registered in France for the account of the owners of the shares registered on the U.S. Register in accordance with articles L. 228-1 et seq. of the French Commercial Code.
Shares other than those recorded in the U.S. Register shall be recorded on the French Register, which shares may not be traded on the NYSE (see “Form of Shares” above). Any shareholder wishing to hold its shares on one or another register shall, at its own expense, provide instructions to this end to its account holder or to the Company, as applicable.

As a French company that has listed securities in the United States, we are subject to U.S. securities laws and regulations regarding trading in the Company’s ordinary shares. Under U.S. securities laws and regulations, persons are prohibited from trading on the basis of material, non-public information. We apply the Company’s Insider Trading Policy consistent with U.S. laws and regulations and make this policy available to our directors and employees to whom these laws and regulations may apply. The rules on insider dealing, unlawful disclosure of inside information and market manipulation under Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (and the texts adopted for its implementation) apply to the Company as issuer of debt securities that are admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange.
Rights of Shareholders and Shareholders’ Meetings
Under French law and in general, each shareholder is entitled to one vote per share at any general shareholders’ meeting unless the Articles of Association provide otherwise. A general shareholders’ meeting is held annually to, among other things, approve the annual financial statements. General shareholders’ meetings (including annual meetings) can be ordinary and/or extraordinary, depending upon the resolutions submitted to the vote.
At an extraordinary general shareholders’ meeting (which votes upon any proposal to change the Articles of Association, including any change in the rights of shareholders), a majority is considered to be 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/4 of the voting shares. If this quorum is not reached, then a second meeting is convened with an agenda identical to the first meeting. If the quorum at the second meeting is not reached, then the second meeting can be postponed to a date no later than two months after the date on which the second meeting was convened. The quorum for such second or postponed meeting, as the case may be, to be validly held is 1/5 of the voting shares.
At an ordinary shareholders’ meeting (which votes upon any proposal within the competence of a general shareholders’ meeting other than an extraordinary shareholders’ meeting such as approval of annual financial statements or appointment of directors), majority is simple majority (more than 50%) of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/5 of the voting shares. If this quorum is not reached, then a second meeting is convened with an agenda identical to the first meeting and no quorum is required for such second meeting.
Special meetings bring together the holders of shares of a specified class (if any have been created) to vote on an amendment to the rights relating to the shares of such class. A majority at special meetings is considered to be 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/3 of the voting shares, and, if such quorum is not met, the quorum will be 1/5 of the voting shares for the meeting held on the date set by the second convening notice or in the case of postponement of the second meeting.
Except as otherwise provided in the meeting materials made available to the shareholders whose shares are registered on the U.S. Register, the votes cast at the shareholders’ meetings do not include votes attaching to shares in respect of which the shareholder did not vote or abstained or returned a blank or spoilt ballot paper (save for blank proxies which are deemed granted to the chairman of the meeting under French law).
French law does not provide for cumulative voting. In accordance with the provisions of the French Commercial Code applicable as of the date hereof, the right to participate in, and vote at, a shareholders’ meeting is granted to all the shareholders whose shares are fully paid up and for whom a right to attend and vote at a shareholders’ meeting has been established by registration of their shares in their names or names of the authorized intermediary acting on their behalf on the fifth business day prior to the shareholders’ meeting at 0:00 (zero hour) (Paris time) (the “French Record Date”), either in the registered (“au nominatif”) shares accounts held by the Company (or an agent acting on its behalf) or in the bearer (“au porteur”) shares accounts held by the authorized intermediary.
Shareholders holding shares registered on the U.S. Register (which include all shares which are listed on the NYSE, held through a DTC participant, and shares directly recorded in the name of shareholders with Computershare) vote through the following process:
•their voting instructions are transmitted to the Company via the French Intermediary, acting as intermediary for the account of all shareholders registered on the U.S. Register, in accordance with articles L. 228-1 et seq. of the French Commercial Code;
•the French Record Date is set: only the shareholders as of the French Record Date have the right to participate in, and vote at, a shareholders’ meeting;
•an additional record date is set for all shareholders registered on the U.S. Register, which date shall generally be on or about the 50th day before the meeting, subject to approval by the Board of Directors (the “U.S. Record Date”): the meeting materials will be mailed to the shareholders whose shares are registered on the U.S. Register as of the U.S. Record Date; and
•shareholders who purchase shares between the U.S. Record Date and the French Record Date are entitled to participate in, and vote at, the shareholders’ meeting as long as they continue to be shareholders on the French Record Date. However, given the short time between the French Record Date and the shareholders’ meeting date, shareholders as of the French Record Date may not have received the notices and information received by shareholders holding shares registered on the U.S. Register as of the U.S. Record Date. To the extent that shareholders as of the U.S. Record Date have sent voting instructions and sold or otherwise transferred their shares as of the French Record Date, such voting instructions will be invalidated or modified by the Company, whichever is applicable, in accordance with the relevant provisions of the French Commercial Code.
Shareholder Proposals and Action by Written Consent
Pursuant to French law, the Board of Directors is required to convene an annual ordinary general meeting of shareholders for approval of the annual financial statements. This meeting must be held within six months after the end of each prior fiscal year.
The Board of Directors may also convene an ordinary or extraordinary meeting of shareholders upon proper notice at any time during the year. If the Board of Directors fails to convene a shareholders’ meeting, then the auditors may call the meeting. In a bankruptcy, the liquidator or court-appointed agent may also call a shareholders’ meeting in some instances. Any of the following may request the court to appoint an agent to convene a shareholders' meeting (subject to establishing that such request is in furtherance of the corporate interest):
•one or several shareholders holding at least 5% of the share capital; or
• any interested party or the worker’s committee in cases of urgency.
Shareholders holding a majority of the capital or voting rights after a public take-over bid or exchange offer or the transfer of a controlling block of shares may also convene a shareholders’ meeting. In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda for the meeting. As an exception to this rule, shareholders may take action with respect to the dismissal and appointment of directors.
Under French law, proposals of additional resolutions to be submitted for approval by the shareholders at the shareholders’ meeting may be submitted to the Board of Directors within the legal time limit (which is no later than 20 days from the publication of the convening notice (avis de réunion) and no later than 25 days prior to the date of the shareholders’ meeting) by one or several shareholders holding a specified percentage of shares. The convening notice (avis de réunion) must be published in France with the BALO at least 35 days before the date of the shareholders’ meeting and can be consulted at https://www.journal-officiel.gouv.fr/balo/. As the U.S. Record Date will generally be on or about the 50th day before the shareholders’ meeting and the meeting materials shall be mailed to the shareholders registered on the U.S. Register shortly thereafter, shareholders wishing to submit proposals of additional resolutions should consider submitting them before receiving the meeting materials, otherwise they may have insufficient time for submission of any such resolution. The percentage of shares required to be held by one or several shareholders to be able to submit proposals of additional resolutions depends on the amount of the share capital of the Company; based on the Company’s issued share capital of €2,936,397.68 as of December 31, 2025, this percentage would be 2.88%. Further disclosure regarding shareholder proposals and the annual ordinary general meeting are as set forth in the Company’s annual proxy materials.
Under French law, shareholders’ action by written consent is not permitted in a Societas Europaea.
Shareholder Suits
French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the CEO and/or the directors of a company in the company’s interest if the company fails to bring such legal action itself. If so, any damages awarded by the court are paid to the company and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders. The plaintiff must remain a shareholder throughout the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a company.
A shareholder may alternatively or cumulatively bring an individual legal action against the CEO and/or the directors, provided that he or she has suffered distinct damages from those suffered by the company. In this case, any damages awarded by the court are paid to the relevant shareholder.
Repurchase of Shares; Preemptive Rights; Shareholder Vote on Certain Reorganizations
Under French law, a private company (which our Company is for French law purposes so long as its shares are not listed on an EU-regulated market) may not subscribe for newly issued shares in its capital but may, however, acquire its own shares, under a shareholders’ authorization (effective for a period of up to 12 months), with a view to allocating the repurchased shares:
•within one year of the repurchase, to employees and corporate officers of the company and its affiliates, under a profit-sharing, free share or share option plan or other share allocation, not to exceed 10% of the share capital;
•within two years of the repurchase, as payment or in exchange for assets acquired by the company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, not to exceed 5% of the share capital;
•within five years from the repurchase, to shareholders willing to purchase the shares as part of a sale process organized by the company, not to exceed 10% of the share capital.
The repurchased shares not used for one of the above-mentioned purposes and within the above-mentioned timeframes are automatically cancelled. As of the date hereof, the Company has in place a shareholders’ authorization to the Board of Directors to purchase its own shares.
Also, under French law, a private company (which the Company is for French law purposes so long as its shares are not listed on an EU-regulated market) may acquire its own shares, without shareholder approval, with a view to allocating the repurchased shares, within one year of the repurchase, to employees and corporate officers of the company and its affiliates under a free share or share option plan or other share allocation.
For the avoidance of doubt, any allocations of repurchased shares to a profit-sharing, free share or share option plan or other share allocation are subject to applicable limits under the Constellium SE 2013 Equity Incentive Plan (as amended from time to time, the “Plan”).
In any case, the number of its own shares owned by the Company and held in treasury cannot exceed 10% of a total of the Company’s issued shares at any given time. Treasury shares have no voting rights and are not entitled to receive dividends.
The Company may also acquire its own shares to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting determining the capital reduction.
Under French law, in case of issuance of additional shares or other securities giving right, immediately or in the future, to new shares for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the extraordinary meeting deciding or authorizing the capital increase. If such rights are not waived by the extraordinary general meeting, each shareholder may individually exercise or assign its preferential rights, or may choose not to exercise such rights. No such rights exist with respect to treasury shares.
Generally, under French law, completion of a legal merger (fusion), demerger (scission), dissolution, sale, lease or exchange of all or substantially all of a company’s assets requires:
• the approval of the Board of Directors; and
• the approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting, or in the case of a legal merger (fusion) with a non-EU company, approval of all the shareholders of the company.
Anti-Takeover Provisions and Shareholder Disclosure Thresholds
Anti-Takeover Provisions
French law does not contain provisions restricting the ability to change the composition of the Board of Directors following a change of control.
French law allows shareholders at general meetings to delegate the authority to the Board of Directors to issue shares or warrants to subscribe for shares, which may make it more difficult for a shareholder to obtain a control position.
Crossing of Threshold Notifications
According to the Articles of Association, any natural persons or legal entities acting alone or in concert, who come to own, directly or indirectly, a number of shares equal to or greater than 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3% or 90% of the total number of shares or voting rights must, within five (5) trading days after the shareholding threshold is crossed, upwards or downwards, notify the Company, by certified letter with acknowledgment of receipt, of the total number of shares or voting rights that they own alone, directly or indirectly, or in concert.
The notification must specify (i) the number of securities held giving deferred rights to the shares to be issued and the corresponding voting rights and (ii) the number of shares already issued or the voting rights they may acquire. .
Furthermore, according to the Articles of Association, any persons or entities who hold a number of shares equal to or greater than 10%, 15%, 20% or 25% of the total number of shares or voting rights in the Company shall inform the Company of the objectives they intend to pursue over the six months to come. In such case, the notification must specify (i) whether the shareholder is acting alone or in concert, (ii) whether the shareholder plans to discontinue or continue their purchase, (iii) whether the shareholder plans to acquire control of the Company, and (iv) whether the shareholder plans to request their appointment or that of another person as director.
Any persons or entities who continue to hold a number of shares or voting rights equal to or greater than the fractions described above must renew their statement of intent, in compliance with the aforementioned terms, every six months.
The Company reserves the right to share with the public and shareholders either the objectives that it has been notified of, or the relevant person’s failure to comply with the aforementioned obligation. These obligations are in addition to any reporting requirements that may be imposed by Sections 13(d) or 13(g) of the Exchange Act.
For the application of the preceding subparagraphs, the shares or voting rights listed in paragraphs one to eight of Article L. 233-9 I of the French Commercial Code shall be considered equivalent to the shares or voting rights held by a shareholder.
Mandatory Takeover Bid
According to the Articles of Association, any natural or legal persons, acting alone or in concert under Article L. 233-10 of the French Commercial Code, who comes into possession, other than following a voluntary takeover bid, directly or indirectly, of more than 30% of the capital or voting rights of the Company, shall file a draft takeover bid on all the capital and securities granting access to the capital or voting rights, and on terms that comply with applicable U.S. securities laws, the rules and regulations of the SEC and applicable NYSE rules.

The same requirement applies to natural or legal persons, acting alone or in concert, who directly or indirectly own between 30% and 50% of the total number of equity securities or voting rights of the Company and who, in less than twelve consecutive months, increase the holding, in capital or voting rights, of at least 1% of the total number of equity securities or voting rights of the Company.
When a draft offer is submitted, the price proposed must be at least equal to the highest price paid by the offeror, acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, over a period of twelve months preceding the event giving rise to the obligation to submit the draft offer.
In the event of a clear change in the characteristics of the Company, if the market for its securities so justifies or in the absence of a transaction by the offeror, acting alone or in concert, over the Company’s shares during the twelve-month period mentioned in the first paragraph, the price will be fixed by an expert appointed in accordance with Article 1592 of the French Civil Code and determined according to objective evaluation criteria usually used, the characteristics of the Company and the market of its securities, it being specified that the expert will be required to take into account, in its assessment, the criteria identified by the Autorité des Marchés Financiers (the “AMF”) and the French courts.
The obligation to file a draft public offer does not apply if the person or persons concerned justify to the Company the fulfillment of one of the conditions listed in Articles 234-7 and 234-9 of the AMF General Regulations. In the event of disagreement between the parties, an expert will be appointed by the president of the commercial court, ruling in the form of interim relief, for the purpose of determining whether or not it is necessary to file a draft public offer, it being specified that the expert will be required to apply the relevant provisions of the AMF General Regulations as well as the criteria issued by the AMF and the French courts.
Any breach of the obligation to file a takeover bid as provided in the Articles of Association may give rise to claims for damages or, as the case may be, action for injunctive relief.
Dividends
Our Board of Directors periodically explores the potential adoption of a dividend program. Any proposal of our Board of Directors to declare and pay future dividends to holders of our ordinary shares will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory obligations, future prospects and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors considers to be relevant. The Board of Directors has no current intention to adopt a dividend program, and no assurances can be made that any future dividends will be paid on the ordinary shares.
Under French law, dividends are approved by the shareholders at a shareholders’ meeting. All calculations to determine the amounts available for dividends or other distributions will be based on our statutory financial statements which are, as a holding company, different from our consolidated financial statements and which are prepared in accordance with French generally accepted accounting principles because the Company is a French company. Dividends may only be paid by a French Societas Europaea (an SE), such as the Company, out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law to be maintained.
“Distributable profits” consist of the unconsolidated net profits of the relevant company for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.
“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution.
The Board of Directors may approve the distribution of interim dividends before the approval by the shareholders of the financial statements for the relevant fiscal year when the interim balance sheet, established during or at the close of such year and certified by the auditors, reflects that the company has earned distributable profits since the close of the previous fiscal year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by French law and the Articles of Association, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined. The distribution of interim dividends decided by the Board of Directors must be ratified by the next shareholders’ meeting. In addition, restrictions contained in agreements governing the Company's indebtedness may limit our ability to pay dividends on the Company's ordinary shares and the ability of our subsidiaries to pay dividends to the Company. Future indebtedness that we may incur may contain similar restrictions.
According to the Articles of Association, distributions payable in cash are to be approved in euros and paid (i) in euros for the holders of shares under the French Register and (ii) in U.S. dollars for the holders of shares under the U.S. Register. For the purposes of the payment of the dividend in dollars, the general shareholders’ meeting or, as the case may be, our Board of Directors, may set the reference date to be considered for the euro/U.S. dollar exchange rate.
Dividends (if any) shall be paid within nine months after the end of the fiscal year. Cash dividends and other distributions that have not been collected within five years after the date on which they became due and payable will revert to the French State.
French exchange control regulations currently do not limit the amount of payments that we may remit to non-residents of France. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited intermediary.
Liquidation Rights and Dissolution
In the event of dissolution and liquidation of the Company, and after the Company has paid all debts and liquidation expenses, all assets available for distribution shall be distributed to holders of the Company’s ordinary shares pro rata based on the amount paid upon the shares held by such holders.
Taxation
Material French Tax Consequences
General
The information set out below is a summary of certain material French tax consequences in connection with the acquisition, ownership and disposition of our ordinary shares.
This summary does not purport to be a comprehensive description of all the French tax considerations that may be relevant to a particular holder of our ordinary shares. Holders may be subject to special tax treatment under any applicable law and this summary is not intended to be applicable in respect of all categories of holders of our ordinary shares.
This summary is based on the applicable tax laws of France as in effect on the date of the Company’s Annual Report on Form 10-K and the guidelines issued by the French tax authorities within the Bulletin Officiel des Finances Publiques-Impôts (the “Guidelines”) in force as of the date of the Company’s Annual Report on Form 10-K, as applied and interpreted by French courts. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.
Because it is a general summary, prospective holders of our ordinary shares should consult their own tax advisors as to the French or other tax consequences of the acquisition, holding and disposition of the ordinary shares including, in particular, the application to their particular situations of the tax considerations discussed below. This summary does not constitute legal or tax advice.
French dividend withholding tax
The comments below (i) relate exclusively to the situation of the shareholders holding ordinary shares of the Company registered on the register maintained by our transfer agent in the U.S., Computershare Trust Company, N.A. (the “U.S. Register”) that are eligible for listing (“DTC-eligible”) through The Depository Trust Company (“DTC”), and (ii) are notably based on the confirmation obtained from the French tax authorities on October 11, 2019 (the “French Ruling”). Any shareholder holding our ordinary shares in a different manner should seek advice from their tax advisor to determine the taxation mechanism applicable to them in connection with the shares of the Company.
In the case of a distribution of dividends by the Company, the French withholding tax treatment described below would apply subject to the French financial intermediary in its capacity as French paying agent of the dividends (such French paying agent and any of its successors acting in the same capacity, the “French Paying Agent”) being provided with the required information and documentation relating to the tax status of the shareholders. Failing that, the withholding tax would be levied at the “default” rate of 25% (except in the case where the dividends are paid in non-cooperative States or territories within the meaning of article 238-0 A 1, 2 and 2 bis-1° of the French Tax Code, in which case a 75% withholding tax would apply). Any tax to be withheld at source will be calculated on the amount in euros of the distribution attributable to the shareholder.
The list of non-cooperative States and territories within the meaning of article 238-0 A 1, 2 and 2 bis-1° of the French Tax Code is published by ministerial order and normally updated annually. It was last updated by a ministerial order dated April 18, 2025 (Official Journal dated May 7, 2025) and presently includes Anguilla, Antigua and Barbuda, Fiji, Guam, U.S. Virgin Islands, Palau, Panama, Russia, Samoa, American Samoa, Turks and Caicos Islands, Trinidad & Tobago and Vanuatu.
Withholding tax on dividends paid to shareholders who are residents of France
French tax resident individuals
Personal income tax
The following would only apply to individual shareholders resident of France for tax purposes, holding their shares in the Company as part of their private estate, who do not hold their shares in the Company through an equity savings plan (plan d’épargne en actions or PEA), and who do not conduct stock market transactions under conditions similar to those which define an activity carried out by a person conducting such operations on a professional basis.
Under Article 117 quater of the French tax code, subject to certain exceptions mentioned below, dividends paid to individuals who are French tax residents are subject to a withholding tax equal to 12.8% of the gross amount distributed. This withholding tax would be levied by the French Paying Agent.
However, individuals belonging to a tax household whose reference fiscal income, as defined in 1° of IV of Article 1417 of the French Tax Code, for the second year preceding the year of payment of the dividends is less than €50,000 for taxpayers who are single, divorced or widowed, or €75,000 for couples filing jointly, may request an exemption from this withholding tax under the terms and conditions of Article 242 quater of the French Tax Code, i.e., by providing to the French Paying Agent, no later than November 30 of the year preceding the year of the payment of the dividends, a sworn statement that their reference fiscal income shown on their taxation notice (avis d’imposition) issued in respect of the second year preceding the year of payment was below the above-mentioned taxable income thresholds. Taxpayers who acquire new shares after the deadline for providing the aforementioned exemption request could provide such exemption request to the French Paying Agent upon acquisition of such new shares pursuant to paragraph 320 of the Guidelines BOI-RPPM-RCM-30-20-10-06/07/2021.
The 12.8% withholding constitutes an installment on account of the taxpayer’s final income tax and is creditable against the final personal income tax due by the taxpayer with respect to the year during which it is withheld, the surplus, if any, being refunded to the taxpayer.
The taxpayer is then subject to income tax at a flat rate of 12.8% on dividends (except if he elects to be taxed at the progressive income tax rates). Because the rate of the withholding tax is aligned on the rate of the final personal income tax due by the recipient of the dividend (except if he elects to be taxed at the progressive income tax rates), the total amount of the personal income tax charge related to the dividend is in practice withheld at source.
Shareholders concerned should seek advice from their usual tax advisor to determine the taxation mechanism applicable to them in connection with dividends paid on the shares of the Company.
Moreover, regardless of the shareholder’s tax residence or place of residence, pursuant to Article 119 bis 2 of the French Tax Code, if dividends are paid outside France in a non-cooperative State or territory within the meaning of Article 238-0 A 1, 2 and 2 bis-1° of the French Tax Code, a 75% withholding tax would be applicable on the gross dividend distributed unless the shareholder provides evidence that the distributions have neither the object nor the effect to enable, for tax evasion purpose, the location of income in such a State or territory.
Relevant shareholders are advised to consult their usual tax advisor to determine the method by which this withholding tax will be credited against the amount of their income tax.

Social contributions
Whether or not the 12.8% withholding tax described above is applicable, the gross amount of the dividends paid by the Company to French tax resident individuals would also be subject to social contributions at an overall rate of 18.6%, which breaks down as follows:
•the contribution sociale généralisée at a rate of 10.6%;
•the contribution pour le remboursement de la dette sociale at a rate of 0.5%; and
•the prélèvement de solidarité at a rate of 7.5%.
The social contributions are levied in the same manner as the 12.8% withholding tax described above.
French tax resident entities that are subject to French corporate income tax under standard conditions
Dividends paid by the Company to legal entities that are French tax residents subject to French corporate income tax under standard conditions will not, in principle, be liable to any withholding tax.
However, if the dividends distributed by the Company are paid outside France in a non-cooperative State or jurisdiction within the meaning of Article 238-0 A 1, 2 and 2 bis-1° of the French Tax Code, a 75% withholding tax will apply, unless the concerned shareholder provides evidence that the distributions have neither the object nor the effect to enable, for tax evasion purpose, the location of income in such a State or territory.
Shareholders are advised to consult their usual tax advisor to determine the tax regime that will apply to their own situation.
Other French tax residents
French tax resident shareholders who are in a different situation than those described above should seek professional advice from their usual tax advisor as to the tax treatment that will apply to their own situation.
Withholding tax on dividends paid to shareholders who are not resident of France
Under French law, dividends paid by a French corporation, such as the Company, to non-residents of France are generally subject to French withholding tax at a rate of (i) 12.8% for distributions made to individuals, (ii) 15% for distributions made to not-for-profit organizations with a head office in a Member State of the European Union or in another Member State of the European Economic Area Agreement that has concluded a tax treaty with France which includes an administrative assistance provision to address tax evasion and avoidance, that would be taxed in accordance with the provisions of Article 206, 5 of the French Tax Code had such holder had its registered office in France and that meet the criteria provided for by the Guidelines BOI-IS-CHAMP-10-50-10-40-25/03/2013, n° 580 et seq. and BOI-RPPM-RCM-30-30-10-70-24/12/2019, n° 130, and (iii) generally 25% in other cases.
The French dividend withholding tax also applies to any payment made by a person established or domiciled in France to a non-resident in the context of a temporary assignment or a similar transaction giving the right or obligation to return or resell the shares or other rights relating to these shares. In accordance with Article 119 bis A, 1 of the French Tax Code, such temporary or similar transaction must be carried out for a period of less than forty-five days, including the date on which a right to receive a dividend (or assimilated income) in respect of the assigned shares (or rights related thereto) arises. The withholding tax is assessed on the payment made to the assignor by the assignee, within the limit of the amount of the dividend (or assimilated income) which the assignee acquires the right to receive over the period of assignment. If the assignor provides proof that such payment relates to a transaction the principal object and effect of which is not to avoid the application of a withholding tax or to obtain the granting of a tax benefit, then such assignor will be able to obtain reimbursement of the withholding tax from the tax office of his domicile or registered office.
Pursuant to paragraph 2 of Article 187 of the French Tax Code, dividends paid by a French corporation, such as the Company, in non-cooperative States or territories, as defined by Article 238-0 A 1, 2 and 2 bis-1° of the French Tax Code, will generally be subject to French withholding tax at a rate of 75%, irrespective of the tax residence of the beneficiary of the dividends, unless the concerned beneficiary provides evidence that the dividends have neither the object nor the effect to enable, for tax evasion purpose, the location of income in such a State or territory.

Shareholders that are legal entities having their place of effective management in a Member State of the European Union or, under certain conditions, in another Member State of the European Economic Area Agreement that has concluded with France a tax treaty including an administrative assistance provision to address tax evasion and avoidance, may benefit from a withholding tax exemption, if they hold at least 10% of the Company’s share capital, and otherwise meet all the conditions of Article 119 ter of the French Tax Code. This 10% threshold is decreased to 5% where such legal entities qualify as parent companies (sociétés mères) within the meaning of Article 145 of the French Tax Code and cannot use the withholding tax as a tax credit in the jurisdiction in which their tax residence is situated.
Moreover, under article 235 quater of the French Tax Code, legal entities (i) having their place of effective management in (a) a Member State of the European Union, (b) another Member State of the European Economic Area Agreement or (c) any third country that has concluded with France a tax treaty including an administrative assistance provision to address tax evasion and avoidance and a treaty on mutual administrative assistance for recovery and which is not a non-cooperative State or territory, as defined by Article 238-0 A of the French Tax Code (provided that, in the latter case, the shareholding held by concerned legal entity in the distributing company does not enable it to effectively take part in its management or control) and (ii) being in a tax loss position may, under certain conditions, benefit from a temporary reimbursement of the withholding tax (taking the form of a tax deferral), such withholding tax having to be paid to the French treasury under certain circumstances, including, in particular, at the time they reach a profitable tax position.
The legal entities referred to in the preceding paragraph may benefit from a withholding tax exemption provided that they are (i) in a tax loss position and (ii) the subject of a liquidation under a bankruptcy proceeding at the time of the distribution.
Furthermore, Article 119 bis 2° of the French Tax Code provides that the withholding tax does not apply to dividends distributed to collective investment undertakings governed by foreign law, located in a Member State of the European Union or another State that has concluded with France a tax treaty including an administrative assistance provision to address tax evasion and avoidance and which satisfy the following two conditions:
•raising capital from a certain number of investors with the purpose of investing it in a fiduciary capacity on behalf of such investors pursuant to a defined investment policy; and
•having features similar to those required from collective undertakings governed by French law under section 1, paragraphs 1, 2, 3, 5 et 6 of sub-section 2, sub-section 3, or sub-section 4 of section 2 of Chapter IV of the 1st Title of Book II of the French Monetary and Financial Code.
The conditions for this exemption are set forth in detail in the Guidelines BOI-RPPM-RCM-30-30-20-70-06/10/2021.
In addition, Article 235 quinquies of the French Tax Code provides for a mechanism to refund the withholding tax up to the difference between this taxation and the taxation determined on a basis net of the acquisition and conservation expenses directly attached to the dividends received when the following conditions are met:
•the beneficiary is a legal person or an entity whose results are not subject to income tax in the hands of a shareholder and whose registered seat or permanent establishment in the result of which the income is included is located in (a) a Member State of the European Union, (b) another Member State of the European Economic Area Agreement or (c) any third country that has concluded with France a tax treaty including an administrative assistance provision to address tax evasion and avoidance and a treaty on mutual administrative assistance for recovery and which is not a non-cooperative State or territory, as defined by Article 238-0 A of the French Tax Code (provided that, in the latter case, the shareholding held by concerned legal entity in the distributing company does not enable it to effectively take part in its management or control);
•the acquisition and conservation expenses of such income would be deductible if the beneficiary were located in France; and
•the taxation rules in the State of residence of the beneficiary do not allow it to offset the withholding tax.
Finally, double tax treaties entered into between France and the States of residence of shareholders may provide for an exemption or a reduction of the French dividend withholding tax, subject to (i) certain requirements set forth therein being met and (ii) the shareholders duly completing and providing the required information and documentation. The exemptions or reduced rates of withholding tax provided for in double tax treaties may be applied to the benefit of the shareholders of our Company, as effective beneficiaries of the income, provided that they are identified and are entitled to the benefits provided by the double tax treaty which they avail themselves.

Dividends paid to eligible shareholders may be subject to the reduced rates from the outset provided, as the case may be, by the applicable double tax treaties if the French Paying Agent has received before the date of payment of the dividend the required information and documentation.
Shareholders who failed to file the required information and documentation with the French Paying Agent prior to the payment of the dividend may claim to the French tax authorities or the French Paying Agent the refund of the excess withholding tax by filing such information and documentation before December 31 of the second calendar year following the year during which the dividend is paid.
French Financial Transaction Tax and Registration Duties on Disposition of our Shares
In its decision of 13 December 2017 on the equivalence of the legal and supervisory framework of the United States of America for national securities exchanges and alternative trading systems in accordance with Directive 2014/65/EU of the European Parliament and of the Council, the European Commission decided that for the purposes of Article 23, paragraph 1, of Regulation (EU) No 600/2014, the legal and supervisory framework of the United States applicable to the NYSE are considered equivalent to the requirements applicable to regulated markets, within the meaning of Directive 2014/65/EU, as they result from Regulation (EU) No 596/214, Title III of Directive 2014/65/EU, Title II of Regulation (EU) No 600/2014 and Directive 2004/109/EC, together with effective supervision and sanctions regime.
Article 198 of the Pacte Act came into force on June 10, 2019 and modified Article L. 228-1 paragraph 7 of the French Commercial Code to allow an intermediary to be registered as the “registered intermediary” (intermédiaire inscrit) on behalf of any holders of shares of companies which are admitted to trading solely on a market in a non-EU country considered equivalent to a regulated market pursuant to paragraph (a) of Article 25(4) of Directive EC2014/65/EU (which includes the NYSE).
However, the NYSE is not formally recognized as a foreign regulated market by the French Minister of the Economy.
French financial transaction tax
The comments below (i) relate exclusively to the book-entry transfers of our ordinary shares within DTC and (ii) are notably based on the French Ruling.
Pursuant to Article 235 ter ZD of the French Tax Code, purchases of equity instruments or similar securities (such as American Depositary Receipts) of a French company listed on a regulated market of the EU or on a foreign regulated market formally recognized as such by the French Minister of the Economy are subject to a 0.4% French tax on financial transactions provided that the issuer’s market capitalization exceeds 1 billion of euros as of December 1 of the year preceding the taxation year.
The French financial transaction tax will not be due on the purchases of ordinary shares of the Company as long as the NYSE is not a foreign regulated market formally recognized as such by the French Minister of the Economy and Article 235 ter ZD of the French Tax Code is not modified.
French registration duties
The comments below (i) relate exclusively to the book-entry transfers of our ordinary shares within DTC and (ii) are notably based on the French Ruling. Transfers of shares issued by a French corporation for consideration are generally subject to registration duties at the rate of 0.1% (i) when the French corporation is listed on a regulated market within the meaning of Article L 421-1 of the French Monetary Code, on a multilateral trading facility within the meaning of Article L 424-1 of the French Monetary Code, or on any foreign equivalent market operating under similar conditions, when the transfer is evidenced by a written agreement, and (ii) when the French corporation is not listed on any of the above mentioned markets, irrespective of whether the transfer is evidenced by a written agreement.
The NYSE has been considered equivalent to a regulated market pursuant to paragraph (a) of Article 25(4) of Directive EC2014/65/EU. Thus, we believe that the NYSE should be deemed to be a foreign market operating under similar conditions to regulated markets within the meaning of Article L 421-1 of the French Monetary Code or multilateral trading facilities within the meaning of Article L 424-1 of the French Monetary Code.
Therefore, the following transactions on ordinary shares of the Company should not give rise to the duty provided for in Article 726 of the French Tax Code:

•transactions on shares of the Company realized on the NYSE;
•over-the-counter sales of ordinary shares of the Company published on the market or communicated to the regulator in application of the MIF Directive or foreign provisions equivalent to the MIF Directive, provided that they are not evidenced by a written agreement; and
•over-the-counter transactions carried out on ordinary shares of the Company in connection with transactions that are the subject of the same publishing or communication obligations, provided that they are not evidenced by a written agreement.
French withholding tax treatment of the sale or other disposition of the rights on our ordinary shares
French tax residents
No French withholding tax will apply on the sale, exchange, repurchase or redemption (other than redemption proceeds which may, under certain circumstances be partially or fully characterized as dividends under French domestic tax law or administrative guidelines) of their rights on the ordinary shares of the Company by French tax residents.
Non-French tax residents
A shareholder who is not a French resident for French tax purposes will not be subject to French tax on capital gain from the sale, exchange, repurchase or redemption (other than redemption proceeds which may, under certain circumstances be partially or fully characterized as dividends under French domestic tax law or administrative guidelines) of its rights on the ordinary shares of the Company, unless (i) the shareholder is domiciled, established or incorporated out of France in a non-cooperative State or territory as defined in Article 238-0 A 1, 2 and 2 bis-1° of the French Tax Code, (ii) the rights on the shares of the Company form part of the property of a permanent establishment that the shareholder has in France or (iii) the shareholder has held, directly or indirectly, at any time during the five years preceding the date of disposal, and as relates to individuals together with their spouse, ascendants and descendants, rights to more than 25% of the profits of the Company (droits aux bénéfices sociaux).
Material Dutch Tax Consequences
Dutch dividend withholding tax
General
Since the Company was initially incorporated under Dutch law it is deemed to be resident of the Netherlands for Dutch dividend withholding tax purposes. Dividends paid on our ordinary shares following migration are therefore, based on Dutch domestic law, still subject to Dutch dividend withholding tax at a rate of 15%. However, since our corporate seat has been transferred to France as of December 12, 2019, our dividends paid on our ordinary shares generally should be subject to French dividend withholding tax and not to Dutch dividend withholding tax on the basis of the double tax treaty between the Netherlands and France. However, both French and Dutch dividend withholding tax may be required to be withheld from any such dividends paid, if and when paid to Dutch resident holders of our ordinary shares (and non-Dutch resident holders of our ordinary shares that have a permanent establishment in the Netherlands to which the ordinary shares are attributable). We have approached the Dutch Tax authorities (here after “Dutch Revenue”) twice to apply for a tax ruling confirming that no withholding of any Dutch dividend withholding tax is applicable to any dividends paid by us even if we are no longer a Dutch tax resident for treaty purposes. However, Dutch Revenue has not been willing to confirm this.
We will therefore be required to identify our shareholders in order to assess whether there are Dutch resident holders of our ordinary shares or non-Dutch resident holders of our ordinary shares with a permanent establishment in the Netherlands to which the ordinary shares are attributable in respect of which Dutch dividend withholding tax has to be withheld on dividends paid. Such identification may not always be possible in practice. According to Dutch Revenue, Dutch dividend withholding tax must also be withheld on dividends paid in as far as the identity of our shareholders cannot be assessed. Withholding of both French and Dutch dividend withholding tax may occur in certain scenarios. Once we anticipate distributing a dividend, identification of our shareholders (by ourselves or a paying agent) is typically required in order to effectuate such dividend payments and could limit the Dutch dividend withholding tax that may need to be withheld. We approached Dutch Revenue to seek a tax ruling for a mechanism to determine which of our shareholders is deemed to be a Dutch resident or a non-Dutch resident with a permanent establishment in the Netherlands and therefore to what extent Constellium SE has – in a quantitative sense – a withholding obligation for Dutch dividend withholding tax purposes. The tax authorities have agreed with our proposed mechanism, and we obtained the Dutch tax ruling we were seeking on March 11, 2024. Such tax ruling was effective for fiscal years 2024 and 2025. It was renewed on December 1, 2025, under the same terms and conditions, for the period from January 1, 2026, through December 31, 2030.
Generally, the Dutch dividend withholding tax will not be borne by us but will be withheld from the gross dividends paid on our ordinary shares. A 15% Dutch dividend withholding tax will in principle be levied on the gross amount of dividend. The term “dividends” for Dutch dividend withholding tax purposes includes, but is not limited to:
•distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;
•liquidation proceeds, proceeds of redemption of ordinary shares or, generally, consideration for the repurchase of ordinary shares by us in excess of the average paid-in capital of those ordinary shares recognized for Dutch dividend withholding tax purposes;
•the nominal value of ordinary shares issued to a shareholder or an increase of the nominal value of ordinary shares, as the case may be, to the extent that it does not appear that a contribution to the capital recognized for Dutch dividend withholding tax purposes was made or will be made; and
•partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), within the meaning of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), unless the general meeting of shareholders has resolved in advance to make such a repayment and provided that the nominal value of the ordinary shares concerned has been reduced by a corresponding amount by way of an amendment of our articles of association.
Notwithstanding the above, as part of the Multilateral Instrument of the Action Plan on Base Erosion and Profit Shifting of the OECD, a principal purpose test (“PPT”) should be applied alongside the double tax treaty between the Netherlands and France as of January 1, 2020. This PPT requires that the benefits of a tax treaty should not be available if it is reasonable to conclude, having regard to all relevant facts and circumstances, that obtaining that benefit was one of the principal purposes of any arrangement or transaction that resulted directly or indirectly in that benefit, unless it is established that granting that benefit in these circumstances would be in accordance with the object and purpose of the relevant provisions of that treaty.
In theory, the Dutch Revenue may take the position that one of the principal purposes of the transfer of the place of effective management of the Company to France was to obtain a tax benefit under the double tax treaty between the Netherlands and France, being the benefit that the Netherlands cannot levy a dividend withholding tax anymore (except for the cases as stated above). On this basis, they could argue that the PPT is met and, hence, that the treaty would effectively not apply and that the Netherlands would be allowed to levy Dutch dividend withholding tax on dividends distributed, irrespective of the shareholder. Considering the background of the Transfer it seems unlikely that the Dutch Revenue would be able to successfully take the position.
Conditional withholding tax
As of January 1, 2021, a withholding tax has been introduced on interest and royalty payments by a withholding agent established in the Netherlands (including withholding agents that were initially incorporated under Dutch law) to affiliated benefit beneficiaries in a low-tax jurisdiction and in case of abusive situations. Special rules apply to payments to (reverse) hybrid entities. The rate is linked to the highest Dutch corporate income tax rate (25.8% in 2023 and 25.8% in 2024).
A benefit beneficiary is an entity that is entitled to benefits in the form of interest and royalties. Benefit beneficiaries subject to the conditional withholding tax are those that:
•judged on circumstances or according to local regulations are established in a low‑tax jurisdiction. If the benefit beneficiary is also established in a high-tax jurisdiction and certain conditions have been met, they will not be subject to tax;
•are not established in a low-tax jurisdiction, but the benefits are allocated to a permanent establishment in that jurisdiction;

•from a Dutch perspective are transparent and from the perspective of the country of the underlying participant are non-transparent (hybrid entity);
•from a Dutch perspective are non-transparent and from the perspective of the country of establishment are transparent (reverse hybrid entity);
•are not established in the Netherlands or a low-tax jurisdiction because there is an abuse situation. For there to be abuse, both the subjective test and the objective test must be met. The subjective test means that the main objective or one of the main objectives of the arrangement is to avoid withholding tax being imposed at another party. The objective test is met if there is an artificial arrangement or transaction (the arrangement is not set up based on valid business reasons that reflect economic reality).
Payments to affiliated entities entail payments to both parent/grandparent, subsidiary/ sub-subsidiary and sister companies. There is affiliation if:
•the benefit beneficiary directly or indirectly holds a qualifying interest in the withholding agent;
•the withholding agent directly or indirectly holds a qualifying interest in the benefit beneficiary;
•a third party directly or indirectly holds a qualifying interest in the benefit beneficiary and in the withholding agent;
•the benefit beneficiary together with other entities that belong to a cooperating group directly or indirectly hold a qualifying interest in the withholding agent;
•the withholding agent together with other entities that belong to a cooperating group directly or indirectly hold a qualifying interest in the benefit beneficiary;
•entities belonging to a cooperating group together directly or indirectly hold a qualifying interest in the benefit beneficiary and in the withholding agent.
A qualifying interest is an interest in an entity with which the decisions of that entity can be influenced in such a way that the activities of that entity can be determined. This is, in principle, the case if the interest represents more than 50% of the statutory voting rights.
Low-tax jurisdictions are countries included in the Regulation on Low-tax States and Non‑cooperative Jurisdictions for Tax Purposes. These countries either appear on the EU list of non-cooperative jurisdictions or have a statutory tax rate of less than 9%. An exhaustive list of States designated on the basis of the above criteria is drawn up each year. It is based on the rate applying on October 1 of the preceding calendar year or on the most recent EU blacklist for the preceding calendar year. For financial years commencing on or after January 1, 2026, the following States have been classified as designated States: American Samoa, Anguilla, Guam, Palau, Panama, Russia, Turks and Caicos Islands, the U.S. Virgin Islands, Vanuatu and Vietnam.
As of 2024, the tax base for this conditional withholding tax on interest and royalty payments has been expanded to also cover dividends. The term “dividends” for the conditional withholding tax is equal to the term “dividends” for dividend withholding tax purposes.
Since the Company was initially incorporated under Dutch law it is deemed to be resident of the Netherlands for the conditional withholding tax and as such should qualify as a withholding agent. Dividends paid on our ordinary shares following migration may therefore, based on Dutch domestic law, still become subject to the Dutch conditional withholding tax as of 2024. However, as set out above, on the basis of the double tax treaty between the Netherlands and France, the conditional withholding tax may only be withheld from any such dividends paid, if and when paid to Dutch resident holders of our ordinary shares (and non-Dutch resident holders of our ordinary shares that have a permanent establishment in the Netherlands to which the ordinary shares are attributable). Given that no conditional withholding tax should be due on payment to Dutch tax residents, the conditional withholding tax may only become due to the extent that a dividend is paid to an affiliated benefit beneficiary that judged on circumstances or according to local regulations is established in a low‑tax jurisdiction and that has a permanent establishment in the Netherlands to which our ordinary shares are allocable.